Exhibit 99.1

        news release

Investor Contact	Media Contacts	Media Contacts	Europe
Doug Gathany	TEAM Relocations	SIRVA	Alex Tweed
SVP-Treasurer &	Malcolm Frise	United States	Brunswick Group
Investor Relations	44.20.8955.1070	Christina Stenson	44.20.7396.7407
630.468.4715		Ruban Yogarajah
Brunswick Group
212.333.3810

SIRVA Signs Definitive Agreement with TEAM Group to Sell Moving Operations in the United Kingdom and the Republic of Ireland

Sale Reflects SIRVA’s Goal of Strengthening the Allied Brand and Becoming the Leading Moving Services Network Manager

CHICAGO, March 3, 2008 — SIRVA, Inc. (SIRV.PK), a global relocation services provider, today announced it had reached an agreement to sell its moving services operations in the United Kingdom and the Republic of Ireland to a company managed by The TEAM Group (“TEAM”), Europe’s leading corporate international moving company and a member of the Allied International moving network.  The transaction is subject to certain closing conditions, including the receipt of regulatory, court and other approvals.

The sale includes Pickfords, the U.K.’s leading moving and storage business, and Allied Pickford’s international moving services business in the U.K.  TEAM will manage Pickfords without any interruption to service to existing and future customers.

SIRVA’s relocation operations in the U.K. and Continental Europe are not part of the transaction.  SIRVA remains committed to a continued presence in the relocation market in Europe.  SIRVA will also continue to own and operate the Allied Pickfords business in Australia, New Zealand and Asia.

Today’s announcement reflects SIRVA’s strategy of pursuing a business model in which the Company works with representatives around the world to ensure that Allied network customers receive seamless, high-quality service to and from virtually any country in the world.

Last year, SIRVA sold its moving services operations in 13 European countries to TEAM, which subsequently became the Allied network’s representative in those countries.  Since then, the two companies have worked together successfully to offer customers integrated international moving services.

By selling the U.K. business to an existing Allied representative, SIRVA further strengthens the Allied network and ensures service to customers — either relocating to the U.K. or moving within the country — will be unaffected.

SIRVA’s President and Chief Executive Officer Robert W. Tieken said, “We are pleased to announce this transaction, which allows SIRVA to focus on our core businesses.  As TEAM are already members of the Allied network in Europe, SIRVA ensures customers in the U.K. will continue to receive global coverage and the highest levels of service; and Pickfords becomes part of another trusted organization.”

Cees Zeevenhooven, TEAM Allied Group CEO, said, “Pickfords has a great heritage, and we look forward to growing the company.  This transaction builds on the process which we began one year ago to increase our presence in the European marketplace, and we anticipate expansion of the TEAM Allied network throughout the continent.”

About the TEAM Group

The TEAM Group is Europe’s leader and one of the world’s largest international moving and relocation companies, with over 40 operations in 14 countries. The Group employs over 900 specialist staff and provides a comprehensive range of innovative cost-effective mobility solutions.

More information about TEAM can be found on the company’s website at www.teamgoc.com

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate employees, along with individual consumers.  SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to obtain court approval for, and operate subject to, the terms of the DIP financing facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases, including a plan consistent with the terms set forth in the plan of reorganization; (v) risks associated with a termination of the agreement and financing availability; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) the ability of the Company to obtain and maintain normal terms with customers, agents, and suppliers; (viii) the Company’s ability to maintain contracts and leases that are critical to its operations; and (ix) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations.  Other factors that could cause actual results to differ materially from these forward-looking statements include risks described under the caption “Risk Factors” and elsewhere in the Company’s 2006 Annual Report on Form 10-K and 2007 third quarter Quarterly Report of Form 10-Q.  The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.